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                                                                     Exhibit 2.3


                      Agreement Regarding Rescission Offer

     This agreement (this "Agreement") is entered into as of July 31, 2001 by
                           ---------
and among Cabletron Systems, Inc., a  Delaware corporation ("CSI") and
                                                             ---
Riverstone Networks, Inc., a Delaware corporation ("Riverstone").
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                                    RECITALS

     WHEREAS CSI wishes to transfer to Riverstone $1.5 million in cash (the "Rescission Cash") in exchange for release from any obligations of CSI in
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respect of the rescission offer of Riverstone relating to Riverstone option issuances, and Riverstone is willing to accept the Rescission Cash in exchange for release of CSI from such obligations;

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, CSI and Riverstone agree as follows:

1.   Rescission Offer.  At the Closing, CSI shall pay the Rescission Cash to
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     Riverstone, and in consideration thereof, CSI shall be relieved of all obligations in respect of an offer of rescission of Riverstone relating to Riverstone option issuances, including without limitation those obligations under Section 6.2.2 of the Amended and Restated Transformation Agreement made as of June 3, 2000 among CSI, Riverstone and the other parties thereto (the "Transformation Agreement"). Effective as of the Closing, all
           ------------------------
     agreements between CSI and Riverstone, including without limitation the Transformation Agreement, shall be deemed amended to reflect the intent of this Section 1.

2.   The Closing.  The consummation of the transactions contemplated by Section
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     1 of this Agreement (the "Closing") shall take place on such date and at
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     such time as CSI and Riverstone mutually agree, at the offices of Ropes &
     Gray, One International Place, Boston, MA 02110, or at such other location as CSI and Riverstone mutually agree. At the Closing CSI shall deliver to Riverstone the Rescission Cash by wire transfer of immediately available funds.

3.   Miscellaneous.
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     3.1. Entire Agreement.  This Agreement and the other documents and
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          instruments delivered pursuant hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior or contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

     3.2. Amendment.  The parties hereto may not amend this Agreement except by
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          a written instrument executed by the parties hereto.


     3.3. Severability.  In the event that any provision hereof would, under
          ------------
          applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

     3.4. Successors and Assigns.  All of the terms and provisions of this
          ----------------------
          Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (i) no
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          transfer or assignment by any party hereto shall be permitted without the prior written consent of the other party hereto and any such attempted transfer or assignment without consent shall be null and void and (ii) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

     3.5. Notices.  Any notices or other communications required or permitted
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          hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, Federal Express, or registered or certified mail, postage prepaid, addressed as follows:

         If to CSI,
                 to it at:    Cabletron Systems, Inc.
                              35 Industrial Way
                              Building 36
                              Rochester, NH 03867
                              Attention: Chief Financial Officer
                              Telecopier No.: (603) 337-1518

          If to Riverstone,
                 to it at:    Riverstone Networks, Inc.
                              5200 Great America Parkway
                              Santa Clara, California 95054

                              Attention: President
                              Telecopier No.: (408) 878-6421

           Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) two business days after being sent by Federal Express, if sent by Federal Express, (c) one business day after being delivered, if delivered by telecopier and (d) three business days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

     3.6.  Interpretation.  Section and subsection headings are not to be
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           considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. No rule of strict construction shall apply to or be used against any party hereto.

     3.7.  Third Party Beneficiaries.  Nothing in this Agreement is intended or
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           shall be construed to entitle any person or entity other than the parties and their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

     3.8.  Counterparts.  This Agreement may be executed in any number of
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           counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     3.9.  Governing Law.  This Agreement shall be governed by and construed in
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           accordance with the domestic substantive laws of the State of
           Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

     3.10. Further Assurances.  Each party agrees to take such further action
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           and execute, deliver and/or file such documents or instruments as are necessary to carry out the terms and purposes of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this instrument under seal effective as of the date first written above.


                                             CABLETRON SYSTEMS, INC.

Dated: July 16, 2001                         By: /s/  David Kirkpatrick
                                                 ------------------------
                                                 Name: David Kirkpatrick
                                                 Title: CFO


                                             RIVERSTONE NETWORKS, INC.

Dated: July 12, 2001                         By: /s/  Robert Stanton
                                                 ---------------------
                                                 Name: Robert Stanton
                                                 Title: Chief Financial Officer